                                                                     EXHIBIT 4.3

                          ORBITAL SCIENCES CORPORATION

                    12% SERIES A SECOND PRIORITY SECURED NOTE
                                    DUE 2006

                                                               CUSIP: 685564 AD8

No. Q-1                                                             $133,750,000

         Orbital Sciences Corporation, a Delaware corporation (hereinafter called the "Company" which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ONE HUNDRED THIRTY THREE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS, on August 15, 2006.

         Interest Payment Dates: February 15 and August 15, commencing February 15, 2003.

         Interest Record Dates:   February 1 and August 1

         Reference is made to the further provisions of this Note on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.

         This Note has been issued with original issue discount for Federal income tax purposes. Upon request, the Company will promptly make available to a holder of this Note information regarding the issue price, the amount of original issue discount, the issue date, and the yield to maturity of this Note. Holders should contact Orbital Sciences Corporation, 21839 Atlantic Blvd., Dulles, VA 20166, Attention: Chief Financial Officer.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

                                    ORBITAL SCIENCES CORPORATION,
                                    a Delaware corporation

                                    By:     ___________________________
                                            Name:
                                            Title:



                                    By:     ___________________________
                                            Name:
                                            Title:


                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Notes described in the within-mentioned Indenture.

                                    U.S. BANK, N.A.



                                    By:     ____________________________
                                            Authorized Signatory

Dated: August 22, 2002

                                (Reverse of Note)

               12% Series A Second Priority Secured Note due 2006

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION
2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS (OR SUCH OTHER PERIOD THAT MAY HEREAFTER BE PROVIDED UNDER RULE 144(K) UNDER THE SECURITIES ACT AS PERMITTING RESALES OF RESTRICTED SECURITIES BY NON-AFFILIATES WITHOUT RESTRIC-

TION) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) (THE "RESALE RESTRICTION TERMINATION DATE") ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, IN THE UNITED STATES TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL "ACCREDITED INVESTOR," FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF ANY U.S. STATE OR ANY OTHER APPLICABLE JURISDICTION. THE HOLDER OF THIS SECURITY AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

         Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

         1. Interest. Orbital Sciences Corporation, a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Note at 12% per annum from the Issue Date until maturity and shall pay the Liquidated Damages, if any, payable pursuant to Section 4 of the Note Registration Rights Agreement referred to below. The Company will pay interest and Liquidated Damages, if any, semi-annually on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). The first Interest Payment Date shall be February 15, 2003. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the Issue Date; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between an Interest Record Date (defined below) referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect; it shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy
Law) on overdue installments of interest and Liquidated Damages, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         2. Method of Payment. The Company will pay interest on the Notes and Liquidated Damages, if any, to the Persons who are registered Holders of Notes at the close of business on the February 1 or August 1 next preceding the Interest Payment Date (each an "Interest Record Date"), even if such Notes are cancelled after such Interest Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture (as defined below) with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest (and Liquidated Damages, if any), at the office or agency of the Company maintained within the City and State of New York for such purpose, or, at the option of the Company, payment of interest shall be made by wire transfer to the accounts specified by the Holders or, if no account is specified, by check mailed to a Holder at its address set forth in the register of Holders, provided that payment by wire transfer of immediately available funds to an account within the United States will be required with respect to principal of, premium, if any and interest (and Liquidated Damages, if any), on all Global Notes. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

         3. Paying Agent and Registrar. Initially, U.S. Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

         4. Indenture. The Company issued the Notes under an Indenture, dated as of August 22, 2002 ("Indenture"), by and among the Company, the Guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb).
The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.

            The Obligations under the Indenture, the Intercreditor Agreement, the Notes and the Guarantees thereof are secured by the Collateral described in the Collateral Agreements, subject to the provisions of the Indenture and the Collateral Agreements. Holders are referred to the Collateral Agreements for a statement of such terms.

         5.       Optional Redemption.

                  (a) Except as set forth in clause (b) of this Section 5, the Company shall not have the option to redeem the Notes pursuant to this Section 5 prior to August 15, 2003. The Notes shall be redeemable for cash at the option of the Company, in whole or in part, at any time on or after August 15, 2003, upon not less than 30 days nor more than 60 days prior notice mailed by first class mail to each Holder at its last registered address, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing August 15 of the years indicated below, in each case, together with accrued and unpaid interest (and Liquidated Damages, if any) thereon, to the date of redemption of the Notes (the "Redemption Date")(subject to the right of Holders of record on an Interest Record Date to receive the corresponding interest due (and the corresponding Liquidated Damages, if any) on the corresponding Interest Payment Date that is on or prior to such Redemption Date:

               Year                                     Percentage
               ----                                      ----------
               2003 ...............................     104.000    %
               2004 ...............................     102.000    %
               2005 and thereafter.................     100.000    %

                  (b) Notwithstanding the provisions of clause (a) of this
Section 5, at any time or from time to time prior to August 15, 2003, upon a Public Equity Offering of the Company's common stock for cash, up to 35% of the aggregate principal amount of the Notes issued pursuant to this Indenture (only as necessary to avoid any duplication, excluding any replacement Notes) may be redeemed at the Company's option within 90 days of the closing of any such Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash received by the Company from the Net Cash Proceeds of such Public Equity Offering, at a redemption price equal to 112.00% of the principal amount of the Notes (or portion thereof) to be redeemed, together with accrued and unpaid interest (and Liquidated Damages, if any) thereon, to the Redemption Date (subject to the right of Holders of record on an Interest Record Date to receive the corresponding interest due (and the corresponding Liquidated Damages, if any) on the corresponding Interest Payment Date that is on or prior to such Redemption Date); provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to this Indenture on the Issue Date remain outstanding (only as necessary to avoid any duplication, excluding any replacement Notes).

                  (c) Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption unless the Company defaults in the redemption payment due on the Redemption Date.

         6. Mandatory Redemption. The Company shall not be required to make mandatory redemption payments with respect to the Notes. The Notes shall not have the benefit of any sinking fund.

         7.       Offers to Purchase.

                  (a) Change of Control. In the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control, at a cash price equal to the following purchase prices (expressed as percentages of the principal amount) if such Change of Control occurs during the 12-month period commencing August 15 of the years indicated below (the "Change of Control Purchase Price"), in each case, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Change of Control Purchase Date.

                Year                                         Percentage
                ----                                         ----------
               2002 .................................       106.000    %
               2003 .................................       104.000    %
               2004 .................................       102.000    %
               2005 and thereafter...................       100.000    %

                  The Change of Control Offer shall be made within 25 Business Days following a Change of Control and shall remain open for at least 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of

Control Offer Period, the Company promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

                  On or before the Change of Control Purchase Date, the Company shall: (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered; and (iii) deliver to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so purchased will be delivered promptly by the Company to the Holder thereof. The Company publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

                  If the Change of Control Purchase Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

                  The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

                  (b) Asset Sale. Subject to certain exceptions set forth in the Indenture, the Company and the Guarantors shall not, and shall not permit any of the Company's Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of a Guarantor or a Subsidiary or Unrestricted Subsidiary of the Company), and including any sale or other transfer or issuance of any Equity Interests of any of the Company's Subsidiaries or Unrestricted Subsidiaries, whether by the Company or one of its Subsidiaries or Unrestricted Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of the Company's Subsidiaries or Unrestricted Subsidiaries and including any sale-leaseback transaction (any of the foregoing, an "Asset Sale"), unless, with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets with an aggregate fair market value in excess of $5,000,000 (an Asset Sale (including a series of related Asset Sales) of less than $5,000,000 shall not be subject to this clause (b)), (a) at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, and (b) the Company's Board of Directors determines in good faith that the Company will be receiving or such Subsidiary will be receiving, as applicable, fair market value for such Asset Sale. Solely for purposes of the preceding sentence, "cash and Cash Equivalents" shall also include, (i) Purchase Money Indebtedness secured solely by the assets sold and assumed by a transferee; provided, that the Company and its Subsidiaries are fully released from obligations in connection therewith, (ii) assets for use in a Related Business or Equity Interests of a Person that becomes a Guarantor which is primarily engaged in a Related Business, (iii) Indebtedness incurred under the Credit Agreement that is assumed by a transferee; provided that the Company and its Subsidiaries are fully released from obligations in connection with the amounts assumed and the assumed Indebtedness permanently reduced the Indebtedness under the Credit Agreement (and in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount),
(iv) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received and (v) TMS Indebtedness; provided that the Company and its Subsidiaries are fully released from obligations in connection with the amounts assumed.

                  Within 360 days following such Asset Sale, Net Cash Proceeds therefrom (the "Asset Sale Amount") shall be: (a) used (i) to retire Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale; or (ii) to retire and permanently reduce Indebtedness incurred under the Credit Agreement; provided, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount; or (b) used to make (i) capital expenditures or (ii) investments in assets and property (other than notes, bonds, obligations and securities, except in connection with the acquisition of a Person in a Related Business that becomes a Guarantor) which in the good faith reasonable judgment of the Company's Board of Directors will immediately constitute or be a part of a Related Business of the Company or such Guarantor (if it continues to be a Guarantor) immediately following such transaction; or the Company shall, within such 360-day period, enter into a legally binding agreement to apply such Net Cash Proceeds as described in this clause (b) within six months after such agreement is entered into and apply such Net Cash Proceeds in accordance with the provisions of this clause (b); provided, that if such agreement terminates the Company shall have until the later of (i) 90 days after the date of such termination and (ii) 360 days after the date of the Asset Sale resulting in such Net Cash Proceeds to effect such application.

                  The accumulated Net Cash Proceeds from Asset Sales and from any Event of Loss not applied as set forth in the preceding paragraph shall constitute "Excess Proceeds." Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest or use for general corporate purposes (other than Restricted Payments that are not solely Restricted Investments) the Net Cash Proceeds in any manner that is not prohibited by the Indenture. When the Excess Proceeds equal or exceed $10,000,000, within 10 Business Days the Company shall offer to repurchase the Notes, together with any other Indebtedness ranking on a parity with the Notes and with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the "Asset Sale Offer") at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price") together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment. The Asset Sale Offer shall remain open for at least 20

Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply an amount equal to the Excess Proceeds (the "Asset Sale Offer Amount") plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment). To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Net Cash Proceeds as otherwise permitted by the Indenture. Following the consummation of each Asset Sale Offer, the Excess Proceeds amount shall be reset to zero.

         8. Subordination. The Notes and the Guarantees are subordinated in right of payment, to the extent and in the manner provided in Section 10.14 and
Article XI of the Indenture, to the prior payment in full in cash of Senior Indebtedness and Designated Senior Indebtedness. The Company and the Guarantors agree, and each Holder by accepting a Note consents and agrees, to the subordination provided in the Indenture and Intercreditor Agreement and authorizes the Trustee to give it effect.

         9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between an Interest Record Date and the corresponding Interest Payment Date.

         10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

         11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes, and any existing Default or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Notwithstanding the foregoing, other than as provided in Section 9.1 of the Indenture, without the consent of the Holders of not less than two-thirds in aggregate principal amount of the Notes at the time outstanding, the Company, the Guarantors and the Trustee may not amend or supplement the Collateral Agreements, or waive or modify the rights of the Holders thereunder. Without the consent of any Holder of a Note, the Indenture, the Notes or the Guarantees may be amended or supplemented and the Collateral Agreements may be amended, supplemented, terminated or replaced to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article II of the Indenture in a manner that does not adversely affect any Holder; to provide for the assumption of the Company's obligations to the Holders of the Notes in the case of a merger or consolidation pursuant to Article V of the Indenture; to provide for additional Guarantors as set forth in Section 4.17 of the Indenture or for the release or assumption of a Guarantee in compliance with the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights under the Indenture or under the Collateral Agreements of any Holder of the Notes; to comply with the provisions of the Depositary, Euroclear or Clearstream or the Trustee with respect to the provisions of this Indenture or the Notes relating to transfers and exchanges of Notes or beneficial interests therein; to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA; to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes; to evidence and provide for a new or replacement lender under a Credit Agreement so long as such amended, supplemented or replacement Collateral Agreements do not, as a whole, adversely affect the second-priority Lien in favor of the Trustee or the rights of the Holders under the Collateral Agreements or under the Indenture; to terminate and release control agreements in respect of deposit accounts and securities accounts in connection with the closing of any deposit accounts or securities accounts by the Company; or to add or release Collateral in compliance with the terms of the Indenture and the Collateral Agreements.

         12. Defaults and Remedies. The Indenture provides that each of the following constitutes an Event of Default: (a) the failure of the Company to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days; (b) the failure of the Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable; (c) the failure of the Company or the failure by any of the Guarantors to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for Sections 4.13 and 4.16 and Article V thereof, which failure continues for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding; (d) a default occurs and is continuing (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) under the Indebtedness of the Company or the Indebtedness of any the Company's Subsidiaries with an aggregate amount outstanding in excess of $10,000,000 (i) resulting from the failure to pay principal of or interest on such Indebtedness; or (ii) if as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity; (e) final nonappealable unsatisfied judgments not covered by insurance aggregating in excess of $10,000,000, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 60 days; (f) any Guarantee of a Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee or the Collateral Agreements; (g) any failure to comply with any material agreement or covenant in, or material provision of, any of the Collateral Agreements, or any breach of a representation under, the Collateral Agreements; (h) any of the Collateral Agreements ceases to be in full force and effect (except as contemplated in the Indenture or the Collateral Agreements) or any of the

Collateral Agreements ceases to give the Trustee (or, in the case of a Mortgage, ceases to give the Trustee or any other trustee under such Mortgage) any of the Liens, rights, powers or privileges purported to be created thereby with respect to a material portion of the Collateral (except as contemplated in the Indenture or the Collateral Agreements), or any of the Collateral Agreements is declared null and void by the Company or a court of competent jurisdiction (except as contemplated in the Indenture or the Collateral Agreements), or the Company or any Guarantor denies that it has any further liability under any Collateral Agreement to which it is a party or gives notice of such effect (in each case other than by reason of the termination of the Indenture or any such Collateral Agreement in accordance with its terms or the release of any Guarantor in accordance with the Indenture); (i) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (j) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or (k) failure by the Company or the Guarantors to notify the Trustee within 3 Business Days following its discovery of any Default.

            If a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders, except in the case of a Default in the payment of the principal of, premium, if any, or interest on any of the Notes when due or in the payment of any redemption or repurchase obligation.

         13. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

         14. No Recourse Against Others. No past, present or future, direct or indirect, stockholder, employee, officer, director agent or representative of the Company, the Guarantors or any successor entity, as such, shall have any liability for any Obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation, except in their capacity as an obligor or Guarantor of the Notes in accordance with the Indenture. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

         15. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

         16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

         17. Additional Rights of Holders of Transfer Restricted Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Transfer Restricted Notes shall have all the rights set forth in the Note Registration Rights Agreement dated as of the date of the Indenture, by and among the Company, the Guarantors and the Initial Purchasers (the "Note Registration Rights Agreement").

         18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon, and any such redemption shall not be affected by any defect in or omission of such numbers.

         19. Notation of Guarantee. As more fully set forth in the Indenture, by its execution of its Guarantee, each of the Guarantors acknowledges and agrees that it receives substantial benefits from the Company and that such party is providing its Guarantee for good and valuable consideration, including, without limitation, such substantial benefits and services. Accordingly, subject to the provisions of Article X of the Indenture, each Guarantor, jointly and severally, unconditionally guarantees on a senior subordinated basis to each Holder of a Note authenticated and delivered by the Trustee and its successors and assigns that: (i) the principal of, interest, premium, if any, and Liquidated Damages, if any, on the Notes shall be duly and punctually paid in full when due, whether at maturity, by acceleration, call for redemption, upon a Change of Control Offer, an Asset Sale Offer or otherwise, and interest on overdue principal, premium, if any, Liquidated Damages, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes and all other obligations of the Company to the Holders or the Trustee under the Notes, the Indenture, the Collateral Agreements and the Note Registration Rights Agreement (including fees, expenses or other) shall be promptly paid in full or performed, all in accordance with the terms of the Indenture; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, call for redemption, upon a Change of Control, an Asset Sale Offer or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.8 of the Indenture.

            When a successor assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor may be released from those obligations.

         20. Governing Law. THE INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL LAWS AND RULES 327(b).

            The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Note Registration Rights Agreement. Requests may be made to:

                       ORBITAL SCIENCES CORPORATION
                       21839 Atlantic Blvd.
                       Dulles, VA 20166
                       Attention: Chief Financial Officer

                                 ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (We) assign and transfer this Note to

__________________________________________________________________________
                  (Insert assignee's soc. sec. or tax I.D. no.)

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

              (Print or type assignee's name, address and zip code)

and irrevocably appoint ______________________________________________________+
to transfer this Note on the books of the Company. The agent may substitute another to act for it.

__________________________________________________________________________

Date: _______________________

                                  Your Signature:_____________________________
                    (Sign exactly as your name appears on the face of this Note)

Signature Guarantee*

__________________________________________________________________________



*NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or
(iv) such other guarantee program acceptable to the Trustee.

                       OPTION OF HOLDER TO ELECT PURCHASE

         If you want to elect to have this Note purchased by the Company pursuant to Section 4.13 or Section 4.16 of the Indenture, check the box below:

                    [ ]  Section 4.13   [ ] Section 4.16

         If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.13 or Section 4.16 of the Indenture, state the amount you elect to have purchased (in denominations of $1,000 only, except if you have elected to have all of your Notes purchased): $___________

Date:                                   Your Signature:_________________________
                                 (Sign exactly as your name appears on the Note)


                        Social Security or Tax Identification No.:______________

Signature Guarantee*

________________________________________________________________________________

*NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or
(iv) such other guarantee program acceptable to the Trustee.

              SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

         The following exchanges of an interest in this Global Note for an interest in another Global Notes or for a Definitive Note, or exchanges of an interest in another Global Note or a Definitive Note for an interest in this Global Note, have been made:

                          Amount of            Amount of       Principal Amount of           Signature of
                         Decrease in          Increase in        this Global Note       Authorized Officer of
                     Principal Amount of  Principal Amount of  Following Such Decrease    Trustee or Note
   Date of Exchange   this Global Note      this Global Note        or Increase           Custodian
   ----------------   ----------------      ----------------         --------              ---------